EXHIBIT 10.83

December 18, 2019

SolarMax Technology, Inc.

3080 12th Street

Riverside, California 92507

Ladies and Gentlemen:

Reference is made to the agreement dated March 27, 2019, pursuant to which I exchanged 2,268,000 shares of common stock, par value $0.001 per share (“Common Stock”), of SolarMax Technology, Inc., a Nevada corporation (the “Company”) represented by a Stock Grant for (i) an option to purchase 2,402,946 shares of Common Stock and (ii) a cash payment of $675,000, which was to have been paid by December 15, 2019. This letter will confirm my prior advice to you that I agree that the date by which the cash payment is to be made to me has been extended to March 31, 2020.

Very truly yours,

Name: David Hsu